Exhibit 10.2

DATED _________________________ 2021

GAMESYS GROUP PLC (1)

and

LEE FENTON (2)

SERVICE AGREEMENT

THIS AGREEMENT IS DATED                       2021

PARTIES:

(1)  Gamesys Group PLC whose registered office is 10 Piccadilly, London, England, W1J 0DD (the "Employer"); and

(2)  Lee Fenton of [•] ("you")

AGREED TERMS:

1.	Definitions

1.1	In this agreement, the following expressions have the following meanings:

"Appointment" means your employment under this agreement;

“Bally’s Corporation” means the company whose registered office is 100 Westminster Street, Providence, RI 02903, USA;

"Bally Board" means the board of directors of the Bally’s Corporation;

"Confidential Information" means all and any information, in whatever form, of or relating to the Employer or any member of the Group which you (or, where the context so requires, another person) have obtained by virtue of your employment or engagement and which the Employer or any member of the Group regards as confidential, including (but not limited to):

(a)	Financial information, results and forecasts, sales targets and statistics, market share and pricing statistics, profit margins, price lists, discounts, credit and payment policies and procedures;

(b)	information relating to business methods, corporate plans, business strategy, marketing plans, management systems, maturing new business opportunities, tenders, advertising and promotional material;

(c)	information relating to and details of customers, prospective customers, suppliers and prospective suppliers including their identities, business requirements and contractual arrangements and negotiations with the Employer or any member of the Group;

(d)	details of employees, officers and workers of and consultants to the Employer or any member of the Group, their remuneration details, job skills, experience and capabilities and other personal information;

(e)	information relating to trade secrets, research activities, development projects, inventions, designs, know-how, technical specification and other technical information in relation the development or supply of any future product or service of the Employer or any member of the Group and information concerning the intellectual property portfolio and strategy of the Employer or any member of the Group;

(f)	any inside information (as defined in section 118C of the Financial Services and Markets Act 2000);

(g)	any information in respect of which the Employer or any member of the Group is bound by an obligation of confidence to a third party;

but excluding any information which:

(i)	is part of your own stock in trade;

(ii)	is readily ascertainable to persons not connected with the Employer or any member of the Group without significant expenditure of labour, skill or money; or

(iii)	which becomes available to the public generally other than by reason of a breach by you of your obligations under this agreement.

"Copies" means copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information;

“Dependants” means all and any of your spouse/partner and your children;

"Garden Leave" means any period during which the Employer exercises its rights under clause 16;

"Group" means Bally’s Corporation, the Employer, any subsidiary undertaking or parent undertaking of the Employer and any subsidiary undertaking of any such parent undertaking and "member of the Group" includes any undertaking in the Group. In this Agreement, "subsidiary undertaking" and "parent undertaking" have the meanings set out in sections 1161 and 1162 of the Companies Act 2006, modified so that: sections 1162(2)(c) and 1162(4) do not apply; and in section 1162(3)(b), without limitation, a person is deemed to be "acting on behalf of" an undertaking or any of its subsidiary undertakings if any of that undertaking's shares are registered in the name of that person (i) as bare nominee; or (ii) by way of security or in connection with the taking of security. For the avoidance of doubt, the definition of "undertaking" in section 1161, without limitation, includes limited liability partnerships;

"HMRC" means HM Revenue and Customs;

"Intellectual Property Rights" means patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world;

"Inventions" means inventions, ideas and improvements, whether or not patentable, and whether or not recorded in any medium; and

"Investment" means any holding as a bona fide investment of not more than three per cent of the total issued share capital in any company, whether or not its shares are listed or dealt in on any recognised investment exchange.

2.	Appointment and term

2.1	You will be employed by the Employer to perform the role of Chief Executive Officer of Bally’s Corporation (Group CEO) or in such other capacity commensurate with your skills, experience and status as you and the Employer agree (such agreement by you not to be unreasonably withheld), on the terms set out in this agreement.

2.2	As Group CEO, you will join the Bally Board and shall accept (if offered) appointment as a director of any other companies of the Group as the Employer directs. You will report to the Bally Board and help provide effective leadership in relation to the Group’s strategy, performance, risk and people management as well as ensuring high standards of fiscal probity and corporate governance.

2.3	You shall, if and so long as the Employer requires, without further remuneration:

2.3.1	Carry out such duties on behalf of any company in the Group as the Employer or the Bally Board may direct;

2.3.2	Be seconded to the employment and/or carry out duties on behalf of any company of the Group;

2.3.3	Act as a director, officer or consultant of any company of the Group,

but provided that such duties and services are commensurate with your seniority and role as Group CEO and without prejudice to your other rights under this agreement.

2.4	By accepting this Appointment you warrant that you have never been disqualified from being a company director and undertake that you are not subject to any restrictions that prevent you from holding the office of director. You must not put yourself in a position where your duties to any other person, firm or company conflict with your duties to Bally’s Corporation, the Employer or any company of the Group and confirm that you have disclosed to the Employer all circumstances in which there is, or there might be, a possible conflict of interest between Bally’s Corporation, the Employer, any company of the Group and you and you agree to disclose fully to the Employer any such circumstances that may arise during the Appointment.

2.5	Your appointment as a director of Bally’s Corporation, the Employer or any company of the Group does not amount to a term of employment. In the event of your ceasing to be director of Bally’s Corporation, the Employer or company of the Group for any reason, this will not amount to breach of this agreement and shall not give rise to a claim for damages or compensation.

2.6	You warrant that you have not provided inaccurate or false information in connection with this Appointment, whether concerning your qualifications, references or otherwise.

2.7	You warrant that you are entitled to work in the United Kingdom without any additional approvals and will notify the Employer immediately if you cease to be so entitled at any time.

2.8	The Appointment will commence on October 1, 2021 but your period of continuous employment with the Employer is confirmed as having begun on November 3, 2008. Your employment will, subject to the remaining terms of this agreement, continue until terminated by the Employer giving you not less than twelve months’ prior written notice, or by you giving the Employer not less than six months’ prior written notice.

3.	Duties

3.1	During the Appointment you will:

3.1.1	unless otherwise approved by the Employer, devote the whole of your working time, attention and abilities to carrying out your role as Group CEO or such other role as agreed with you in accordance with clause 2.1 above;

3.1.2	diligently exercise such powers and perform such duties as may from time to time be assigned to you together with such person(s) as the Employer or the Bally Board may appoint to act jointly with you;

3.1.3	diligently exercise such powers and perform such duties as are consistent with your position as Group CEO, in accordance with the Employer’s and Bally’s Corporation’s policies and procedures (including its tax operating manuals) and in compliance with the Employer’s and Bally’s Corporation’s articles of association and relevant legal and regulatory obligations including in particular the Delaware General Corporation Law and in the UK, the Companies Act 2006. You are expected to familiarise yourself with the duties set out in the Delaware General Corporation Law and ss171 to 177 of the Companies Act 2006 and at all times conduct yourself in accordance with those duties and any other duties arising at law in the relevant jurisdictions of those Group companies in which you are appointed as a director as a result of your Appointment;

3.1.4	use your best endeavours to promote, protect, develop and extend the business of the Group in existence from time to time;

3.1.5	comply with all reasonable and lawful directions given to you by the Employer or Bally Board;

3.1.6	under no circumstances whatsoever either directly or indirectly receive or accept for your own benefit any commission, rebate, discount, gratuity or profit from any person, firm or company having business transactions with the Employer or any member of the Group in existence from time to time unless previously agreed with the Bally Board;

3.1.7	promptly make such reports to the person to whom you report on any matters concerning the affairs of the Group as are reasonably required;

3.1.8	report to the Bally Board your own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee, director or consultant of the Employer or any member of the Group immediately on becoming aware of it;

3.1.9	comply with any code relating to dealing in the Employer's of any member of the Group’s securities as adopted by Bally’s Corporation or the Employer from time to time including, but not limited to, the U.S. Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002 and the UK Corporate Governance Code and associated guidance;

3.1.10	comply with all policies communicated to you relating to anti-corruption and bribery;

3.1.11	comply with any law, principles, rules and regulations which apply to the Employer or you as an employee of the Employer and specifically as Group CEO, including those of any regulatory authority or of any market on which any company of the Group’s securities are quoted or traded including, but not limited to, the U.S. Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002 and the UK Financial Conduct Authority’s Disclosure Guidance and Transparency Rules;

3.1.12	comply with any corporate governance code or guidelines to the extent required by law or regulation or as adopted by the Employer or any company of the Group from time to time;

3.1.13	not enter into any legal or other commitment or contract on behalf of the Employer or member of the Group unless specifically instructed to do so by the Bally Board; and

3.1.14	You may be required to attend meetings of, but not serve as, a voting member of Bally’s Corporation and/or the Employer’s standing Board Committees. You may also be required to serve on other committees of the Group and/or to assume additional responsibilities. You will be given copies of the terms of reference of any committees that you are required to serve on.

3.1.15	accept your appointment as a director of Bally’s Corporation, the Employer or any company of the Group with or without such executive powers as the Bally Board or relevant board of the Group shall decide in its absolute discretion and resign from any appointment as a director if requested by the Bally Board without any claim for damages or compensation. If you fail to resign any such appointment the Employer is hereby irrevocably authorised to appoint a person in your name and on your behalf to sign and execute all documents and do all things necessary to constitute and give effect to such resignation. Termination, at the Employer or Bally Board’s request, of a directorship or other office held by you will not terminate your employment or amount to a breach of the terms of this agreement by the Employer.

3.2	The Employer may issue policies, procedures and rules on the conduct that it expects from its employees and may amend or replace them from time to time. You must familiarise yourself with and comply with the content of any such policies, procedures and rules.

3.3	You may be required to carry out work for or to hold office in any member of the Group at any time without additional remuneration.

3.4	The Employer (at its cost) shall provide you with a laptop and associated office equipment in order to enable the full discharge of your obligations under this agreement.

3.5	You are required to fully familiarise yourself with the Group and its business during the first three months following your appointment. You will be provided with such training and information as you may reasonably require for this purpose. You are expected to ensure that your skills and your knowledge of the Employer and the Group are kept up to date to enable you to fulfil your employment and fiduciary duties to the Employer. The Employer will provide you with the necessary resources for developing and updating your knowledge and skills and you should make yourself available for any relevant training sessions that may be organised for the Bally Board. The performance of individual directors and the whole Bally Board and its committees is evaluated annually. If in the interim there are any matters which will cause you concern about your role you should discuss them with the Senior Independent Director as soon as is appropriate.

3.6	The Employer takes a zero-tolerance approach to tax evasion. You must not engage in any form of facilitating tax evasion, whether under US law, UK law or under the law of any foreign country. You must immediately report to the Bally Board any request or demand from a third party to facilitate the evasion of tax or any concerns that such a request or demand may have been made. You must at all times comply with any relevant Employer or Group policy in force from time to time.

4.	Hours and place of work

4.1	Your normal working hours are standard business hours, Monday to Friday, together with such additional hours as may be necessary for the proper performance of your duties.

4.2	The Working Time Regulations 1998 provides a limit on weekly working time of an average of 48 hours. However, you acknowledge that you may be required to work in excess of these hours and you agree that the limit on working time will not apply to your Appointment. You are entitled to terminate this opt-out at any time by giving not less than three months' written notice addressed to the Employer.

4.3	Subject to the provisions contained in clauses 4.4, your normal place of work is 10 Piccadilly, London W1J 0DD, but the Employer may require you to work at any place within Greater London on either a temporary or an indefinite basis.

4.4	You also agree to travel (both within the United Kingdom and abroad) as and when required for the proper performance of your duties including but not limited to undertaking frequent travel to the United States. However, you will not be required to work outside the United Kingdom for any continuous period of more than one month.

5.	Remuneration

5.1	You will be paid a sterling equivalent gross annual salary of US$1,100,000 per annum. Your salary which will accrue from day to day and be payable by equal instalments in arrears on the 25th (or if those dates fall on a weekend or public holiday, the next working day) of each calendar month. Your salary will be converted monthly from US dollars into sterling based on the average exchange rate in respect of the relevant calendar month in which you are paid (and in respect of which you accept that the Employer shall bear no responsibility in respect of any fluctuations in exchange rate) and will be subject to UK income tax and National Insurance deductions.

5.2	You shall in addition remain at all times liable for any US taxes payable on your income but it is agreed that the Employer shall implement a tax protection policy, whereby, you will not be responsible for an increase in income or social security taxes in excess of what you would be responsible for had you performed all activities in the UK (activities fully performed in the UK as a UK employee and UK tax resident). The Employer will engage a third party to prepare the annual home and US tax returns and an annual tax reconciliation calculation upon the completion of the tax filings. The tax reconciliation calculation will determine whether a tax reimbursement and tax gross-up are warranted. A formal tax protection policy will be developed and made available to you providing further clarification on how tax protection may apply.

5.3	Your salary shall be reviewed annually each January, save in respect of your first year of Appointment under this agreement and it is agreed that the first such review shall take place in January 2023. The Employer is under no obligation to award an increase following a salary review.

5.4	You will be eligible to participate in Bally’s Corporation LTIP scheme. Any LTIP awards will be subject to the performance conditions set by the Bally Board in its absolute discretion from time to time. The LTIP is a discretionary plan and any awards made under it are discretionary. As such, Bally’s Corporation may vary or withdraw the LTIP at any time. Participation in the LTIP is strictly subject to the rules of the LTIP as amended from time to time. In the event of any conflict between this agreement and the LTIP rules, the rules of the LTIP will prevail.

5.5	You shall be entitled to participate in the Employer’s Annual Bonus Scheme in relation to each Financial Year of the Appointment on the terms of the Scheme (as set out at Schedule 1 of this agreement).

5.6	The Employer may deduct from your salary or any other payments due to you any sums owed by you to the Employer or any member of the Group at any time.

6.	Expenses

The Employer will reimburse all reasonable expenses wholly, properly and necessarily incurred by you in the performance of your duties under this agreement (including fees due to any relevant industry body in order to maintain your professional qualifications), subject to production of such receipts or other appropriate evidence as the Employer may require.

7.	Holidays

7.1	You will be entitled to 30 days' paid holiday in each holiday year (being the period from 1 January to 31 December) together with the usual bank and other public holidays in the UK (but not, for the avoidance of doubt those public holidays applicable in the United States). In the respective holiday years in which the Appointment commences or terminates, your holiday entitlement will be calculated on a pro rata basis for each complete month of service during the relevant year.

7.2	Holiday can only be taken with the advance approval of the Employer. You may carry forward a maximum of five days' holiday from one holiday year to the next. Any such holiday carried forward must be taken by 31 March in the subsequent holiday year. You are not entitled to receive any payment in lieu in respect of any unused entitlement, save on termination as provided in clause 7.3.

7.3	On termination of the Appointment, the Employer may either require you to take any unused and accrued holiday entitlement during any notice period by giving you at least one day's notice (but such holiday entitlement will be deemed to be taken during any period of Garden Leave) or make a payment in lieu based on your entitlement under clause 7 for the holiday year in which your Appointment terminates. If the Employer terminates the Appointment for any of the reasons in clause 14.5 or if you resign in breach of clause 2.8, your entitlement to payment in lieu will be based on the minimum holiday entitlement under the Working Time Regulations 1998 only. If you have taken more holiday than your accrued entitlement, you will be required to reimburse the Employer in respect of the excess days taken and the Employer is authorised to deduct the appropriate amount from any sums due to you. Any payment in lieu or deduction made shall be calculated on the basis that each day of paid holiday is equivalent to 1/260th of your salary.

8.	Sickness absence

8.1	Provided you comply with the sickness absence procedures below (or such additional or alternative procedures as the Employer shall notify from time to time), you will continue to receive your full salary and contractual benefits during any absence from work due to illness or injury for an aggregate of up to 20 working days in any period of 12 months. Such payments will be inclusive of any statutory sick pay that may be due and the Employer may deduct from such payments the amount of any social security or other benefits that you may be entitled to receive and, to the extent that damages for loss of earnings are recoverable from any third party in relation to such incapacity, any payments under this clause will constitute a loan repayable to the Employer on demand at such time as you receive such third party payment (provided that you will not be required to repay a sum in excess of the amount of damages recovered).

8.2	You will notify the Bally Board as soon as possible on the first day of absence of the reasons for your absence and how long it is likely to last. You will be required to complete self-certification forms in respect of any period of absence and to provide a medical certificate for any period of incapacity of more than seven days (including weekends). Further certificates must be provided to cover any further periods of incapacity.

8.3	You agree to consent to medical examinations (at the Employer's expense) by a doctor appointed by the Employer should the Employer reasonably require and you will provide to that doctor copies of your medical records. The results of the examination may be disclosed to the Employer and the Employer may discuss such results with the relevant doctor. Alternatively, you may be asked to obtain a medical report from your GP or another person responsible for your clinical care and to provide this to the Employer.

8.4	If you are away from work due to illness or injury for a consecutive period of 30 working days the Employer may (without prejudice to the provisions of clause 14.5.8) appoint another person or persons to perform your duties.

8.5	No sick pay under clause 8 will be paid (except statutory sick pay, if payable) on any day when:

8.5.1	a hearing is pending which relates to any aspect of your conduct or performance and which could result in the imposition of a warning, dismissal or other sanction; or

8.5.2	you have been told, whether formally or informally, that there are concerns about any aspect of your conduct or performance which could result in a disciplinary hearing; or

8.5.3	you are in breach of your obligations in relation to medical examinations and reports set out above.

9.	Pension

9.1	You may at any time become an active member of a personal pension scheme which meets the requirements of a qualifying scheme for the purposes of section 16 of the Pensions Act 2008, and you will complete such tasks as are required to ensure the personal pension scheme is, and remains, a qualifying scheme. In such case, the Employer will contribute an amount equal to 10 per cent of your annual base salary in equal monthly instalments in arrears into such personal pension scheme. Contributions to the scheme will be subject to the rules of the relevant scheme and the tax relief, limits and exemptions available from HMRC from time to time. At such time as you maximise your pensions lifetime allowance the Company agrees that it shall in good faith negotiate the terms of a cash allowance in lieu of the pension contribution provided under this clause.

10.	other benefits

10.1	You will be entitled to participate in the following insurance schemes, details of which can be obtained from the Chief People Officer or the Chief Legal Officer and Company Secretary:

10.1.1	private medical insurance (PMI) for you and your Dependants;

10.1.2	life assurance providing cover of not less than four times your annual basic salary;

10.1.3	permanent health insurance (PHI) providing cover of not less than 75% of annual salary; and

10.1.4	directors and officers liability insurance.

10.2	Any participation in the insurance benefits offered by the Employer will be subject to clause 10.3 below and:

10.2.1	the rules of any scheme of the Employer, as amended from time to time;

10.2.2	the rules and restrictions of the insurance policy of the relevant insurance provider, as amended from time to time; and

10.2.3	you satisfying the normal underwriting requirements of the relevant insurance provider of the scheme of the Employer and the premium being at a rate which the Employer considers reasonable; and

10.2.4	where relevant, you and your Dependants doing everything reasonably necessary to enable cover to commence or remain in force.

10.3	The Employer reserves the right to change the insurance companies with which the schemes are maintained, to change the rules of the schemes (including the basis of cover and the scale or level of benefit), to discontinue altogether and/or terminate any employee’s participation in any such schemes where, in the reasonable opinion of the Employer, it is unable to obtain such cover on reasonable terms.

10.4	If the insurance provider(s) refuse(s) for any reason to provide or stops providing any of the benefits to you listed in clause 10.1, the Employer shall not be liable to provide to you or your Dependants any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

10.5	In addition, the Employer has no obligation to pursue any claim for benefits on behalf of you or your Dependants, or to provide a replacement benefit, or provide any compensation in lieu of such benefit, if it is not accepted by the relevant insurer or third party provider. The Employer will have no liability to you or your Dependants for failure or refusal by the relevant insurer or provider to pay benefits, or for the cessation of benefits, paid leave or training on termination of the Appointment and is entitled to terminate the Appointment notwithstanding the fact that you may lose entitlement to benefits, paid leave or training under these arrangements.

11.	Other interests

11.1	You will not (except as a representative of the Employer or with the prior written approval of the Employer) whether paid or unpaid, directly or indirectly:

11.1.1	undertake, be engaged or concerned in the conduct of;

11.1.2	be or become an employee, agent, partner, consultant or director of; or

11.1.3	assist or have any financial interest (other than the holding of an Investment) in any other business, trade, profession or occupation, whether actual or prospective.

11.2	You agree to disclose to the Employer any matters relating to your spouse or civil partner (or anyone living as such), children or parents which may, in the reasonable opinion of the Employer, be considered to interfere, conflict or compete with the proper performance of your obligations under this agreement.

11.3	You must communicate to the Bally Board any actual or potential conflict of interest arising out of your position as Group CEO, together with any information or knowledge acquired or gained by you in any manner whatsoever whilst you continue in that office which may be of value or which may be to the detriment of the Employer or any member of the Group as soon as they become apparent.

11.4	You must comply (and shall procure that your spouse, or partner, your minor children and any relative sharing your household for at least one year shall comply) with all applicable rules of law, stock exchange regulations, regulatory guidance, the Market Abuse Regulation No 596/2014 and with any code of conduct of and/or in relation to the Employer or any of its subsidiary undertakings in relation to dealings in shares or any unpublished price sensitive information affecting the securities of any other company.

12.	Confidential Information

12.1	You will not (save in the proper course of your duties or as specifically authorised by the Employer) either during the Appointment or at any time after its termination (howsoever arising) directly or indirectly:

12.1.1	use any Confidential Information;

12.1.2	disclose or permit the disclosure of Confidential Information to any person, company, or organisation whatsoever; or

12.1.3	make or use any Copies.

12.2	You are responsible for protecting the confidentiality of the Confidential Information and shall:

12.2.1	use your best endeavours to prevent the use or communication of any Confidential Information by any unauthorised person, company or organisation; and

12.2.2	inform the Bally Board immediately upon becoming aware, or suspecting, that any such person, company or organisation knows or has used any Confidential Information.

12.3	The restrictions above shall not apply to information:

12.3.1	where its use or disclosure has been authorised by the Bally Board;

12.3.2	where such information is already in, or comes into, the public domain other than through your unauthorised disclosure;

12.3.3	which is a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996;

12.3.4	which you or another person may be ordered to disclose by a court of competent jurisdiction;

12.3.5	which you disclose pursuant to and in accordance with the Public Interest Disclosure Act 1998, provided you have complied with the Employer's policy (if any) from time to time regarding such disclosures; or

12.3.6	as may be required by law.

12.4	You must also comply with all legislative and regulatory requirements in relation to the disclosure of price sensitive information other than in the proper performance of your duties or as required by a Court of competent jurisdiction.

13.	Intellectual Property

13.1	You shall give the Employer full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by you at any time during the course of the Appointment (whether or not during working hours or using Employer premises or resources) which relate to, or are reasonably capable of being used in, the business of the Employer or any member of the Group. You acknowledge that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Employer absolutely. To the extent that they do not vest automatically, you hold them on trust for the Employer. You agree promptly to execute all documents and do all acts as may, in the opinion of the Employer, be necessary to give effect to this clause 13.1.

13.2	You hereby irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works referred to in clause 13.1 above.

13.3	You hereby irrevocably appoint the Employer to be your attorney to execute and do any such instrument or thing and generally to use your name for the purpose of giving the Employer or its nominee the benefit of this clause 13 and acknowledge in favour of any third party that a certificate in writing signed by any Director or the Secretary of the Employer that any instrument or act falls within the authority conferred by this clause 13 shall be conclusive evidence that such is the case.

13.4	You must ensure that any business contacts which you make in the course of the Appointment are reported to the Employer and entered into such customer relationship management database as the Employer may from time to time direct. Any immaterial failure to comply with this clause 13.4 shall not constitute a breach by you of this agreement.

14.	Termination

14.1	Notwithstanding clause 2.8, the Employer may (in its sole and absolute discretion) terminate the Appointment at any time and with immediate effect by giving you notice whether orally or in writing that it is exercising its right to do so under this clause and that it will make you a payment in lieu of notice equal to your salary which you would have been entitled to receive during the notice period (or remainder of the notice period) referred to in clause 2.8, less income tax and national insurance contributions. For the avoidance of doubt, any payment in lieu of notice under this clause shall not include any element in relation to:

14.1.1	any bonus or commission payments that might otherwise have been due during the period for which the payment in lieu is made

14.1.2	any payment in respect of benefits which you would have been entitled to receive during the period for which the payment in lieu is made; and

14.1.3	any payment in respect of any holiday entitlement that would have accrued during the period for which the payment in lieu is made.

14.2	The Employer may elect to pay the payment in lieu of notice in equal monthly instalments during what would otherwise have been the notice period referred to in clause 2.8. You are obliged to seek alternative income during this period and to immediately notify the Employer of any such income received. The instalment payments will then be reduced by the amount of such income. The Employer agrees to negotiate with you a suitable time to pay any sums connected with the termination of your Appointment.

14.3	You will have no right to receive a payment in lieu of notice unless the Employer has exercised its discretion in clause 14.1 above. Nothing in this clause 14 shall prevent the Employer from terminating the Appointment and electing not to make you any payment in lieu of notice.

14.4	Notwithstanding clause 14, you will not be entitled to any payment in lieu if the Employer would otherwise have been entitled to terminate the Appointment without notice in accordance with clause 14.5. In that case the Employer will also be entitled to recover from you any payment in lieu (or instalments thereof) already made.

14.5	The Employer may also terminate the Appointment at any time with immediate effect without notice and without payment in lieu of notice if you:

14.5.1	are guilty of gross misconduct or serious negligence in connection with your Appointment or affecting the business or affairs of the Employer or commit any material or (after warning) repeated or continued breach or non-observance of your obligations to the Employer (whether under this agreement or otherwise) or if you refuse or neglect to comply with any reasonable and lawful directions of the Employer;

14.5.2	are guilty of any fraud or dishonesty or act in a manner which in the reasonable opinion of the Employer brings or is likely to bring you or the Employer or any member of the Group into disrepute or is materially adverse to the interests of the Employer or any member of the Group;

14.5.3	are guilty of a serious breach of any principles, rules, regulations or policies or any corporate governance code or guidelines applicable to you or the Employer or adopted by the Employer from time to time;

14.5.4	are convicted of any arrestable criminal offence (other than a motoring offence in the United Kingdom or elsewhere for which a non-custodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing;

14.5.5	have provided false or misleading information to the Employer in respect of your suitability for the Appointment or your qualifications and experience;

14.5.6	become bankrupt or make any arrangement with or for the benefit of your creditors or have an interim order made against you pursuant to s252 of the Insolvency Act 1986 or a county court administration order made against you under the County Court Act 1984;

14.5.7	become of unsound mind or a patient under any statute relating to mental health;

14.5.8	are prevented by illness, injury or other incapacity from fully performing your obligations to the Employer for an aggregate of at least 130 working days in any period of 12 months (even if, as a result of such termination, you would forfeit any entitlement to benefits under any permanent health insurance scheme provided by the Employer;

14.5.9	commit any serious or persistent breach or non-observance of the rules of any applicable regulatory authority including the U.S. Securities and Exchange Commission and the UK Financial Conduct Authority;

14.5.10	are or become prohibited by law or the Articles of Association of the Employer or any regulatory body applicable to the Employer from being a director; or

14.5.11	you resign as a director of the Employer or any other directorship to which you are appointed, other than at the request of the Board.

14.6	The rights of the Employer under clause 14.5 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach by you of this agreement as having brought the agreement to an end. Any delay by the Employer in exercising its rights to terminate shall not constitute a waiver thereof.

15.	obligations on termination

15.1	On the termination of the Appointment (howsoever arising) or, if earlier, at the start of any Garden Leave, you will:

15.1.1	immediately deliver to the Employer all property of the Employer or any member of the Group which may be in your possession or control including, without limitation, mobile phone, company car (if any), blackberry, PDA (and similar devices), passes, keys, credit cards, business equipment, computer equipment, and all Copies, correspondence, documents, papers, memoranda, notes and records (including, without limitation, any records stored by electronic means, together with any codes or implements necessary to give full access to such records), system designs, software designs and software programmes (in whatever media) relating to the business or affairs of the Employer and all copies of the above whether in a physical or electronic form, along with any passwords used by you on Employer or Group computers and any documents used or created by you, provided that where you are on Garden Leave you will not be required to return to the Employer (until the termination of the Appointment) any property provided to you as a contractual benefit under the terms of this agreement;

15.1.2	irretrievably delete any information relating to the business of the Employer or any member of the Group stored on any magnetic or optical disk or memory and all matter derived from such sources which is in your possession or under your control outside the Employer's premises;

15.1.3	provide a signed statement that you have complied fully with your obligations under clauses 15.1 and 15.1.2;

15.1.4	immediately resign, without any claim for compensation, from all offices held in the Employer or any member of the Group, including but not limited to Bally’s Corporation, and as a trustee of any pension scheme connected to the Employer or any member of the Group, and you hereby irrevocably appoint the Employer to be your attorney to execute any documents and do any things and generally to use your name for the purpose of giving the Employer or its nominee the full benefit of this clause;

15.1.5	transfer without payment to the Employer or as it may direct any shares or other securities held by you in the Employer or any member of the Group as a nominee or trustee for the Employer or any member of the Group and deliver to the Employer the related certificates, and you hereby irrevocably appoint the Employer to be your attorney to execute any documents and do any things and generally to use your name for the purpose of giving the Employer or its nominee the full benefit of this clause.

15.2	On termination of the Appointment (howsoever arising and whether lawful or not) you will have no rights as a result of this agreement or any alleged breach of this agreement to any compensation under or in respect of any long term incentive scheme of the Employer in which you may participate or have received grants or allocations at or before the date the Appointment terminates. Any rights which you may have under such scheme(s) shall be exclusively governed by the rules of such scheme(s) as in force from time to time.

15.3	If the Appointment is terminated at any time in connection with any reconstruction or amalgamation of the Employer whether by winding up or otherwise and you receive an offer of employment (on terms no less favourable overall than the terms of this agreement) from an undertaking involved in or resulting from such reconstruction or amalgamation you will have no claim whatsoever against the Employer arising out of or connected with such termination.

16.	Garden Leave

16.1	The Employer is under no obligation to provide you with work and may (if either party serves notice to terminate the Appointment or if you purport to terminate the Appointment in breach of contract) require you not to perform any duties or to perform only specified duties.

16.2	During any period of Garden Leave, you shall:

16.2.1	remain an employee of the Employer and be bound by the terms of this agreement (including, but not limited to, your implied duties of good faith and fidelity);

16.2.2	continue to receive your salary and contractual benefits in the usual way (subject to the rules of the relevant benefits scheme(s) in force from time to time and the terms of this agreement);

16.2.3	not, without the prior written consent of the Employer attend your place of work or any other premises of the Employer or any member of the Group;

16.2.4	not contact or deal with (or attempt to contact or deal with) any officer or employee (other than on a purely social basis), consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Employer or any member of the Group except such person(s) as the Bally Board shall designate in writing, and the Employer may suspend your access to all or any information technology systems of the Employer and any member of the Group;

16.2.5	be deemed to take any accrued but unused holiday entitlement; and

16.2.6	(except during any periods taken as holiday, which should be notified in advance in accordance with the usual procedures) ensure that the Employer knows where and how you can be contacted during normal working hours.

16.3	During any period of Garden Leave, the Employer may, in its absolute discretion, appoint another person to perform your responsibilities jointly with you or in your place.

17.	Restrictive Covenants

17.1	In this clause 17:

"Capacity" means as agent, consultant, director, employee, owner, shareholder or in any other capacity;

“Client” means any person, firm, limited liability partnership, company or other entity who or which is at the Termination Date and/or was at any time during the Relevant Period, a client of the Employer or the Group and:

(a)	with whom or which you had dealings (other than on a minimal basis) during the course of your employment at any time during the Relevant Period; or

(b)	in respect of whom you had personal knowledge, contact or dealings in the course of your duties at any time during Relevant Period; or

(c)	about whom you had access to Confidential Information.

“Prospective Client” means any person, firm, limited liability partnership, company or other entity who or which is as at the Termination Date and/or was at any time during the Relevant Period in discussions with the Employer or the Group with a view to entering into a contract with the Employer or the Group for the provision of goods or services, and in which discussions you were involved (other than on a minimal basis) or about which discussions you had access to Confidential Information.

Protected Supplier means any person, firm, limited liability partnership, company or other entity who or which has provided goods or services (other than utilities or administration-related supplies) to the Employer or the Group and with whom you had dealt in the course of your employment at any time during the Relevant Period (other than on a minimal basis) or about whom you had access to Confidential Information.

"Key Employee" means any person who immediately prior to the Termination Date was employed or engaged by the Employer or any member of the Group as a vice president or above, or any person in the finance department (save for anyone carrying out a purely administrative function), or any other person employed or engaged by the Employer or any member of the Group who could materially damage the interests of the Employer or any member of the Group and with whom you had personal dealings during the Relevant Period;

"Relevant Period" means the period of 12 months ending on the Termination Date;

"Restricted Business" means the business of the Employer and any member of the Group with which you were materially concerned or had management responsibility for or had substantial Confidential Information, in each case during the Relevant Period;

"Termination Date" means the date on which the Appointment terminates or, if you spend a period on Garden Leave immediately before the termination of the Appointment, such earlier date on which Garden Leave commences.

17.2	You covenant with the Employer (for itself and as trustee and agent for each member of the Group) that you will not (except with the prior written approval of the Employer), directly or indirectly, on your own behalf or on behalf of or in conjunction with any firm, company or person both during your Appointment and:

17.1.1	for twelve months following the Termination Date be engaged, concerned or involved in any Capacity with any business which is in competition with any Restricted Business;

17.1.2	for twelve months following the Termination Date offer to employ or engage or otherwise endeavour to entice away from the Employer or any member of the Group any Key Employee (whether or not such person would breach their contract of employment or engagement);

17.1.3	for twelve months following the Termination Date employ or engage or facilitate the employment or engagement of any Key Employee (whether or not such person would breach their contract of employment or engagement) in any business which is in competition with any Restricted Business;

17.1.4	at any time after the Termination Date represent yourself as being in any way connected with (other than as a former employee), or interested in the business of the Employer or any member of the Group or use any registered names or trading names associated with the Employer or any member of the Group;

17.1.5	for the period of twelve months following the Termination Date, solicit or entice away or endeavour to solicit or entice away from the Employer or the Group or otherwise seek to obtain business from a Client or Prospective Client. Nothing in this Clause 17.1.5 will prohibit the seeking or doing of business not in direct or indirect competition with the Restricted Business of the Employer or the Group;

17.1.6	for the period of twelve months following the Termination Date, deal with or accept orders or business from a Client or Prospective Client. Nothing in this Clause 17.1.6 will prohibit the seeking or doing of business not in direct or indirect competition with the Restricted Business of the Employer or the Group;

17.1.7	for the period of twelve months following the Termination Date entice or seek to entice away from the Employer or the Group any Protected Supplier or otherwise solicit or interfere with the relationship between the Protected Supplier and the Employer or the Group with a view to that Protected Supplier ceasing to supply goods or services to the Employer or the Group or reducing the type and/or volume of goods or services supplied to the Employer or the Group or adversely altering the terms on which it supplies goods or services to the Employer or the Group.

17.3 None of the restrictions in clause 0 above shall prevent you from:

17.3.1	holding an Investment;

17.3.2	being engaged or concerned in any business insofar as your duties or work relate solely to geographical areas where that business is not in competition with any Restricted Business; or

17.3.3	being engaged or concerned in any business insofar as your duties or work relate solely to services or activities of a kind with which you were not concerned during the Relevant Period.

17.4	You acknowledge that following termination of the Appointment, you will be in a position to compete unfairly with the Group as a result of the Confidential Information, trade secrets and knowledge about the business, operations, customers, employees and trade connections of the Employer and the Group you have acquired or will acquire and through the connections that you have developed and will develop during the Appointment. You therefore agree to enter into the restrictions in this clause 17 for the purpose of protecting the Employer's and Bally’s Corporation’s legitimate business interests and in particular the Confidential Information, goodwill and the stable trained workforce of the Employer and the Group.

17.5	Each of the restrictions contained in this clause 17 (on which you have had the opportunity to take independent legal advice) is intended to be separate and severable and while they are considered by the parties to be reasonable in all the circumstances, it is agreed that if any one or more of such restrictions is held to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Employer or any member of the Group but would be valid if any particular restriction(s) were deleted or some part or parts of its or their wording were deleted, restricted or limited then such restriction(s) shall apply with such deletions, restrictions or limitations as the case may be.

17.6	You agree that you will (at the request and cost of the Employer) enter into a separate agreement with any member of the Group for which you perform services under which you will agree to be bound by restrictions corresponding to the restrictions contained in this clause 17 (or such similar restrictions as will be appropriate provided that such restrictions shall be no wider in scope than those contained in this clause) in relation to such member of the Group.

17.7	You agree that if your employment is transferred to any person, company, firm, organisation or other entity other than the Employer or any member of the Group (the "New Employer") pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, you will, if required, enter into an agreement with the New Employer that will contain provisions that provide protection to the New Employer similar to that provided to the Employer and any member of the Group under clause 0.

17.8	If, during the Appointment or any period during which the restrictions in this clause 17 apply you receive an offer to be involved in a business in any Capacity, you will notify the person making the offer of the terms of this clause 17.

18.	Disciplinary and Grievance procedure

18.1	You are subject to the Employer's disciplinary procedures, which are available from the Chief Legal Officer and Company Secretary. These procedures do not form part of your contract of employment. If you are dissatisfied with any disciplinary decision, you should apply in writing to the Chair.

18.2	The Employer may at any time suspend you on full pay for such as shall be reasonably necessary for the purposes of investigating any allegation of misconduct or neglect against you.

18.3	If you wish to obtain redress of any grievance relating to the Appointment you should apply in writing to the person to whom you report, in accordance with the Employer's grievance procedures which are available from the Chief Legal Officer and Company Secretary of The Employer. These procedures do not form part of your contract of employment.

19.	DATA PROTECTION, PRIVACY AND COMPUTER SYSTEMS

18.4	The Employer will collect and process personal data about individuals (including prospective and current employees, workers and contractors) in accordance with the Data Protection Act 2018, the UK GDPR and other related privacy legislation. The Employer will process such personal data:

19.1.1	as set out in the Employer’s Privacy Notice and other fair processing information as may be amended from time to time;

19.1.2	as set out in this Agreement, and in order to perform the Employer's obligations under any contract between the Employer and you; and

19.1.3	in order to comply with any court order, request from or referral to an appropriate authority, or legal, regulatory or good practice requirement, for example as required by HM Revenue and Customs.

18.5	You will comply with the Employer's Data Protection Policy as amended from time to time when handling personal data in the course of your Appointment including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of the Employer. You agree to comply with the Employer's policies in force from time to time regarding the use of email, internet, social media and telecommunications and the use of equipment provided to you for use in the normal course of your Appointment including without limitation any method of electronic communication.

18.6	Failure to comply with the Data Protection Policy or any other policies relevant to Clause 18.5 may be dealt with under the Employer's disciplinary procedure and, in serious cases, may be treated as gross misconduct leading to summary dismissal.

20.	E-mail and Internet

Telephone calls made and received by you using the Employer's equipment, use of the e-mail system to send or receive business or personal correspondence and use of the internet may be monitored and/or recorded by the Employer. You acknowledge that the content of any communications using the Employer's systems or anything stored on such systems will not be private and confidential to you but will belong to the Employer and that the use of such systems is for business purposes only.

21.	collective agreements

There are no collective agreements which directly affect the Appointment.

22.	Notices

Any notice to be given under this agreement shall be in writing. Notices may be given by either party by personal delivery or post addressed to the other party at (in the case of the Employer) its registered office for the time being and (in the case of you) either to your address shown in this agreement or to your last known address and shall be deemed to have been served at the time at which it was delivered personally or, if sent by post, would be delivered in the ordinary course of post. For the avoidance of doubt, no notices may be served by e-mail except with the written consent of the other party.

23.	Former Agreements

23.1	This agreement contains the entire understanding between the parties and is in substitution for any previous letters of appointment, agreements or arrangements or understandings, whether written, oral or implied, relating to your Appointment or engagement, which shall be deemed to have been terminated by mutual consent as from the commencement of this agreement. You warrant that you have not entered into this agreement in reliance on any warranty, representation or undertaking of any nature whatsoever which is not contained in this letter.

23.2	You hereby warrant and represent to the Employer that you will not, in entering into this agreement or carrying out your duties under this agreement, be in breach of any other terms of employment whether express or implied or any other obligation binding upon you.

24.	Construction

24.1	The headings in this agreement are inserted for convenience only and shall not affect its construction.

24.2	Any reference to a statutory provision shall be construed as a reference to any statutory modification or re-enactment of such provision (whether before or after the date of this agreement) for the time being in force.

24.3	The schedules to this agreement, if any, form part of and are incorporated into this agreement.

24.4	No modification, variation or amendment to this agreement shall be effective unless such modification, variation or amendment is in writing (not including e-mail) and has been signed by or on behalf of both parties.

25.	Third Party Rights

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement and no person other than you and the Employer shall have any rights under it.

26.	Counterparts

This agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. The agreement is not effective until each party has executed at least one counterpart, and it has been received by the other party (transmission by fax or email (in a PDF format) being acceptable for this purpose) and the agreement has been dated by agreement.

27.	Proper Law

27.1	Any claim or matter of whatever nature arising out of or relating to this agreement or its subject matter (including, but not limited to, non-contractual disputes or claims) shall be governed by, and this agreement shall be construed in all respects in accordance with, the law of England and Wales.

27.2	Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising out of or relating to this agreement or its subject matter (including, but not limited to, non-contractual disputes or claims).

This agreement has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED as a deed by GAMESYS GROUP PLC acting by a director, in the presence of:	Signature Director
Print name

Witness signature

Name (in BLOCK CAPITALS)

Address

SIGNED as a deed by LEE FENTON in the presence of:	Signature

Witness signature

Name (in BLOCK CAPITALS)

Address

Schedule 1

Bonus scheme

1.	Definitions

1.1	The definitions in this paragraph apply in this Schedule.

Accounts means the audited profit and loss account of the Employer.

Annual Bonus means an annual performance bonus under the terms of the Scheme.

Financial Year means Bally’s Corporation’s financial year ending on 31 December each year.

Payment Date means at such time as Annual Bonuses are paid to other senior executives of the Employer generally, but in any event within 30 days following the completion of the audit of the Employer’s books and records by the Employer’s auditors in respect of such Financial Year to which such Annual Bonus relates.

Personal Performance Targets means the individual targets relating to your personal performance set by the Board in the relevant Financial Year and notified to you at the beginning of that Financial Year.

Salary means your basic salary as set out in clause 5.1 of this Agreement, as increased from time to time.

Scheme means the bonus scheme as detailed in this Schedule, as amended from time to time.

2.	Entitlement

2.1	You shall be entitled to participate in the Annual Bonus in relation to each Financial Year of the Appointment on the terms of this Scheme. Any Annual Bonus awarded to you shall not form part of your pensionable pay.

2.2	The amount of any Annual Bonus in any particular Financial Year (if any payable) shall be determined by the Board in its sole discretion and shall be contingent upon the attainment of the Personal Performance Targets, but shall not exceed 100% of Salary.

2.3	If you:

2.3.1	commence employment part way through the Financial Year; or

2.3.2	work on a part-time basis,

the sum calculated in accordance with paragraph 2.2 shall be pro-rated, as appropriate.

2.4	No later than 60 days after the end of each Financial Year, the Board shall notify you in writing of the extent to which the Personal Performance Targets for that Financial Year have been achieved and the amount of your Annual Bonus (if any payable). The decision of the Board shall be final and binding.

2.5	The bonus (if any payable) shall be paid to you on the Payment Date.

2.6	Award of an Annual Bonus in one year shall not entitle you to a bonus in subsequent years.

3.	Interim payments

3.1	The Board may in its absolute discretion pay to you from time to time during a Financial Year an interim payment or payments on account of any anticipated Annual Bonus to be awarded under the Scheme at the end of that Financial Year. If the Board makes an interim payment or payments, it shall not be obliged to make such payment or payments in respect of any subsequent Financial Years.

3.2	If such payment or payments exceed the Annual Bonus ultimately determined by the Board to be payable to you for such Financial Year, the Board can carry forward the excess on account of Annual Bonus due to you for the next Financial Year.

4.	Termination of employment

4.1	Subject to clause 4.2, if, as at the Payment Date, you are no longer employed by the Employer or either you or the Employer have given notice to terminate the Appointment, you shall, subject always to clause 2.2 of this Schedule, be entitled to a pro-rated bonus in respect of the period of service in the Financial Year in which the Appointment terminates, calculated at the end of that year and payable on the Payment Date.

4.2	You shall not be entitled to be considered for any pro-rated Annual Bonus in the event that your employment is terminated in accordance with clause 14.5 of the employment contract.

5.	Variation

5.1	The Scheme shall be administered under the direction of the Board and the Company reserves the right to vary (with or without replacement by a further scheme) its terms in any respect.

6.	General

6.1	We will deduct income tax under PAYE and any National Insurance contributions (and all and any other deductions required by law) from any bonus payable to you.

6.2	Any bonus payment payable to you will not be taken into account for the purpose of calculating pension contributions.